Exhibit 10.7

Loan No. 70004520

PROMISSORY NOTE

$10,500,000.00	December 27, 2013

FOR VALUE RECEIVED, WATERMARK PINEBROOK OWNER, LLC, a Delaware limited liability company (“Borrower”), promises and agrees to pay to the order of GE CAPITAL BANK (“Lender”), in lawful money of the United States of America, the principal sum of TEN MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($10,500,000.00) or so much thereof as may be advanced and outstanding under the Loan Agreement of even date herewith (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), between Borrower, the Lenders identified therein, and General Electric Capital Corporation, as Administrative Agent, with interest on the unpaid principal sum owing thereunder at the rate or rates or in the amounts computed in accordance with the Loan Agreement, together with all other amounts due Lender under the Loan Agreement, all payable in the manner and at the time or times provided in the Loan Agreement. Capitalized terms used herein, but not defined, shall have the meanings assigned to them in the Loan Agreement.

If not sooner due and payable in accordance with the Loan Agreement, Borrower shall pay to Lender all amounts due and unpaid under the Loan Agreement on the Maturity Date as set forth in the Loan Agreement. Unless otherwise specified in writing by Administrative Agent, all payments hereunder shall be paid in accordance with Section 2.6(c) of the Loan Agreement.

Borrower, co-makers, sureties, endorsers and guarantors, and each of them, expressly waive demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of intent to accelerate the maturity hereof, notice of the acceleration of the maturity hereof, bringing of suit and diligence in taking any action to collect amounts called for hereunder and in the handling of securities at any time existing in connection herewith; such parties are and shall be jointly, severally, directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder or in connection with any right, lien, interest or property at any and all times had or existing as security for any amount called for hereunder.

This Note is one of the Notes referenced in the Loan Agreement and evidences all advances made, interest due and all amounts otherwise owed to Lender under the Loan Agreement. This Note is executed in conjunction with the Loan Agreement and is secured by the liens and security interests created under the Loan Documents (including those arising under the Mortgage). Reference is made to the Loan Agreement for provisions relating to repayment of the indebtedness evidenced by this Note, including mandatory repayment, acceleration following default, late charges, default rate of interest, limitations on interest, and restrictions on prepayment.

Borrower’s liability hereunder is subject to the limitation on liability provisions of Article 13 of the Loan Agreement. This Note has been executed and delivered in and shall be construed in accordance with and governed by the laws of the State of Illinois and of the United States of America.

PROMISSORY NOTE - Page 1 [Pinebrook – Milford, OH]

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PROMISSORY NOTE - Page 2

EXECUTED as of the date first written above.

WATERMARK PINEBROOK OWNER, LLC,
a Delaware limited liability company

By:	/s/ David Barnes
Name: David Barnes
Title: Authorized Signatory

PROMISSORY NOTE – Signature Page